Exhibit 99.1
Double Eagle Petroleum Company

1675 Broadway, Suite 2200 Denver, Colorado, 80202 · 1-303-794-8445 · Fax: 1-303-794-8451
Colorado — FOR RELEASE AT 6:00 AM EASTERN DAYLIGHT TIME
Date: March 8, 2011
Double Eagle Petroleum Reports Full-Year 2010 Results and Amendment to Credit Facility
Denver, Colorado — Double Eagle Petroleum Co. (NASDAQ: DBLE) reported today its financial results for the year ended December 31, 2010. Net income attributable to common stock increased 171% to $1,780,000, or $0.16 per share for 2010 as compared to a net loss of $(2,514,000), or $(0.25) per share for 2009. The Company’s net income attributable to common stock was net of dividends paid on the Company’s outstanding Series A Preferred Stock of $3,723,000 for both 2010 and 2009. The increase in 2010 includes the proceeds received from a settlement of a lawsuit related to the recovery of natural gas produced by its interest in the Madden Deep Unit with an after-tax impact of $2,422,000 or $0.22 per share.
Clean earnings, a non-U.S. GAAP metric, totaled $19,608,000 for 2010, or $1.76 per share, as compared to $26,231,000, or $2.63 per share for 2009. Clean earnings excludes the effects on net income of non-cash charges, including depreciation, depletion and amortization expense (“DD&A”), unrealized gains/losses related to the Company’s economic hedges, as well as share-based compensation expense. Clean earnings also excludes the impact of income taxes, as the Company does not expect to pay income tax in the foreseeable future due to its net operating loss carryforwards. Clean earnings was lower in the 2010 period primarily because the Company realized a 15% decrease in its natural gas price in 2010 and experienced an increase in production costs. Please see the table of this release for the reconciliation of Clean Earnings to US GAAP.
Production
Total natural gas and crude oil production decreased 2% to 9.2 Bcfe in 2010 as compared to 2009. This decrease was largely due to lower production volumes at the Catalina Unit and Mesa Units. The decrease in production volume at the Catalina Unit to 5.4 Bcf from 5.9 Bcf was largely the result of the natural production decline of wells within this field, as well as the continuation of the Company’s well enhancement program, which requires the affected wells to be off-line temporarily while the wells are worked over. The Company performed well workovers on approximately 30 of its wells in 2010. The Company did experience a favorable change in production volumes at its non-operated properties in the Atlantic Rim, as the operator of these units added additional compressor capacity at the Doty Mountain Unit and performed fracture stimulation on numerous wells in 2010. In addition, the Company completed a purchase of additional working interest in the Catalina, Sun Dog and Doty Mountain Units in the third quarter of 2010.

Revenue
Production-related revenue totaled $44,475,000 for 2010, as compared to $52,080,000 for 2009. The production-related revenue included gains of $5,316,000 and $3,503,000 for 2010 and 2009 respectively, for the settlement of certain derivative instruments, which are not accounted for as cash flow hedges. Production-related revenue for 2010 includes revenue from the additional Atlantic Rim working interest for the period July 21 through December 31, 2010.
The decline in production-related revenue was driven by a decline in the Company’s realized natural gas price as compared to 2009. The Company realized a natural gas price of $4.12 per Mcf in 2010 as compared to $4.85 in 2009. The Company’s realized gas price includes the impact of realized gains/losses on its derivative instruments. The Company has a hedging program in place in order to reduce its volatility and exposure to oil and gas production cash-flow risk caused by fluctuating commodity prices. Excluding the realized gains/losses on hedges, the Company’s average realized gas price was $3.67 for 2010 and $2.85 for 2009. The Company has historically entered into forward sales contracts, collars and fixed price swaps to hedge its equity production. All of the contracts the Company enters into are at no up-front cost to the Company. Subsequent to December 31, 2010, the Company was able to layer on one additional derivative contract for 2012 and two contracts for 2013. The table below summarizes the current outstanding derivatives:

	Remaining
	Contractual	Daily			Price
Type of Contract	Volume	Production	Term	Price	Index (1)

Fixed Price Swap	2,920,000	8,000	01/11-12/11	$7.07	CIG
Costless Collar	1,060,000	5,000	08/09-07/11	$4.50 floor	NYMEX
				$7.90 ceiling
Costless Collar	1,670,000	5,000	12/09-11/11	$4.50 floor	NYMEX
				$9.00 ceiling
Fixed Price Swap	3,660,000	10,000	01/12-12/12	$5.05	NYMEX
Fixed Price Swap	2,190,000	6,000	01/13-12/13	$5.16	NYMEX
Costless Collar	2,190,000	6,000	01/13-12/13	$5.00 floor	NYMEX
				$5.35 ceiling

Total	13,690,000

(1)	CIG refers to the Colorado Interstate Gas price as quoted on the first day of each month. NYMEX refers to quoted prices on the New York Mercantile Exchange.
Production costs
Double Eagle’s production costs for 2010 increased 28% to $1.06 per Mcfe as compared to $0.83 per Mcfe primarily due to the aforementioned workover program in the Catalina Unit, coupled with higher transportation costs at the Sun Dog and Doty Mountain Units.

Capital Spending
In 2010, the Company invested $21,518,000, net to its interest, into capital projects primarily at its core properties in the Atlantic Rim and Pinedale Anticline. The capital spending included the Company’s purchase of additional working interest from a third party in the Catalina, Sun Dog and Doty Mountain Units for a total purchase price of approximately $8,417,000. It also included approximately $5,398,000 for the drilling and completion of 16 new wells in the Mesa Units. The Company also increased its Niobrara formation holdings for a total cost of $1,043,000.
Credit Facility
Effective March 7, 2011, the Company amended its credit facility to add a third lender to the facility and to increase the borrowing availability on its $75 million facility from $55 million to $60 million. The Company added U.S. Bank to its lending group, which also includes Bank of Oklahoma (lead) and Key Bank. The rates and covenants under the amended credit agreement are consistent with the prior credit agreement, except that the facility no longer includes a 4.5% floor interest rate. After a repayment of $2,000,000 during the fourth quarter of 2010, the Company had a total of $32,000,000 outstanding on its credit facility at December 31, 2010.
Richard Dole, Chairman, President and CEO of Double Eagle remarked, “Our conservative capital spending programs in both 2010 and 2009 has allowed us to maintain a strong financial position as we move into 2011. This coupled with the increase in the borrowing availability on our credit facility gives us the flexibility we needs as we embark on our 2011 development and exploration program, which includes drilling up to 20 CBM wells in the Catalina Unit, participating in approximately 16 new wells in the Mesa Units and drilling one or more Niobrara science wells in 2011. We are also actively pursuing strategic asset and company acquisitions to enhance and diversify our portfolio. 2011 is shaping up to be an exciting year for the Company”.
Please refer to the Company’s Form 10-K filed with the Securities Exchange Commission on March 8, 2011 for a more detailed discussion of the Company’s results.
Earnings Conference Call
Double Eagle will host a conference call to discuss results today, Tuesday, March 8, 2010 at 11:00 a.m. Eastern Daylight Time (9 a.m. Mountain). Those wanting to listen and participate in the Q&A portion can call (800) 434-1335 and use conference code 737398#.
A replay of this conference call will be available for one week by calling (800) 704-9804 and using pass code * then 737398#.

SUMMARY STATEMENT OF OPERATIONS
(In thousands, except share and per share data)

	Year Ended
	December 31,	December 31,
	2010	2009

Revenues
Oil and gas sales	$33,610	$42,398
Transportation revenue	5,549	6,179
Price risk management activities	11,512	(4,295)
Proceeds from Madden Deep settlement	3,841	—
Other income, net	472	509

Total revenues	54,984	44,791

Expenses
Lease operating expenses	9,708	7,754
Production taxes	4,563	3,652
Pipeline operating expenses	4,152	3,701
Exploration expenses including dry holes	163	103
Impairment and abandonment of equipment and properties	1,583	417

Total Expenses	20,169	15,627

Gross Margin Percentage	63.3%	65.1%

General and administrative	5,976	6,718
Depreciation, depletion and amortization	18,574	18,562
Other income (expense), net	(1,538)	(1,773)

Pre-tax income	8,727	2,111

Provision for deferred taxes	(3,224)	(902)

NET INCOME	5,503	1,209

Preferred stock requirements	(3,723)	(3,723)

NET INCOME (LOSS) attributable to common stock	$1,780	$(2,514)

Net income (loss) per common share:
Basic	$0.16	$(0.25)

Diluted	$0.16	$(0.25)

Weighted average shares outstanding:
Basic	11,123,131	9,955,582

Diluted	11,123,131	9,955,582

SELECTED BALANCE SHEET DATA
(In thousands)

	December 31,	December 31,
	2010	2009	% Change

Total assets	$152,517	$150,494	1%

Outstanding balance on credit facility	32,000	34,000	-6%

Total stockholders’ equity	52,705	46,724	13%
SELECTED CASH FLOW DATA
(In thousands)

	Year ended
	December 31,	December 31,
	2010	2009	% Change

Net cash provided by operating activities	$25,044	$22,062	14%

Net cash used in investing activities	(21,858)	(21,461)	2%

Net cash provided by financing activities	(6,263)	5,081	-223%
SELECTED OPERATIONAL DATA

	Year ended
	December 31,	December 31,
	2010	2009	% Change

Total production (Mcfe)	9,159,017	9,335,924	-2%

Average price realized per Mcfe	$4.25	$4.92	-14%

Use of Non-GAAP Financial Measures
The Company believes that the supplemental presentation of “Clean Earnings” shown below provides a meaningful non-GAAP financial measure to help management and investors understand and compare operating results and business trends among different reporting periods on a consistent basis, independently of regularly reported non-cash charges. The measure also excludes the impact of income taxes as the Company does not expect to pay taxes in the near future due to its net operating loss carryforwards. The Company’s management also uses such pro forma measures in its planning and development of target operating models, and to enhance its understanding of ongoing operations. Readers are cautioned not to view the non-GAAP pro forma results as superior to or an alternative to GAAP results or as being comparable to results reported or forecasted by other companies. Readers should refer to the reconciliation of GAAP results with the pro forma results for the year ended December 31, 2010 and 2009, respectively, contained below.
Reconciliation of GAAP Results to Pro Forma Results
(In thousands, except per share data)

	December 31,	December 31,
	2010	2009
	Results	Results
Net Income (loss) as reported under US GAAP (1)	$1,780	$(2,514)

Add back non-cash items:
Provision for income taxes	$3,224	902
Depreciation, depletion, amortization and accretion expense	18,714	18,693
Non-cash loss (gain) on price risk management (2)	(6,196)	7,798
Share-based compensation expense	956	1,484
Impairments & abandonments	1,583	417
Other non-cash items	(454)	(549)

Clean Earnings (1)	$19,608	$26,231

Clearn Earnings per Share	$1.76	$2.63

(1)	Both Net Income under U.S. GAAP and Clean Earnings for the 2010 period include $3,841 of proceeds from the settlement of the Madden Deep litigation, which is considered to be a non-recurring item.

(2)
Loss (gain) on price risk management is an unrealized loss (gain) from the Company’s mark-to-market derivative instruments, resulting from recording the instrument at fair value at each period end. Cash is received upon settlement of the contract. This cash settlement is also recorded within the price risk management activities line on the statement of operations.

About Double Eagle
Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company currently has development activities and opportunities in its Atlantic Rim coal bed methane and in the Pinedale Anticline in Wyoming. Exploration potential exists in its 73,000 net Niobrara acreage.
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This release contains forward-looking statements regarding Double Eagle’s future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic, environmental and other factors beyond the Company’s control. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.
Company Contact:
John Campbell, IR
(303) 794-8445
www.dble.com